Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Gray Media, Inc. of our report dated February 27, 2025, relating to the consolidated financial statements, the financial statement schedule and the effectiveness of internal control over financial reporting of Gray Media, Inc., appearing in the Annual Report on Form 10-K of Gray Media, Inc. for the year ended December 31, 2024.

/s/ RSM US LLP

Atlanta, Georgia

August 8, 2025